UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TIMBERLAND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

April 13, 2007

TO THE STOCKHOLDERS:

The Board of Directors and Officers of The Timberland Company invite you to attend the 2007 Annual Meeting of Stockholders to be held on Thursday, May 17, 2007, at 9:00 a.m., at the Hyatt Regency Boston, One Avenue de Lafayette, Boston, Massachusetts 02111.

A copy of the Proxy Statement and the proxy are enclosed.

If you cannot be present at the meeting, please mark, date and sign the enclosed proxy and return it as soon as possible in the enclosed envelope.

Cordially,

Sidney W. Swartz
Chairman

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 17, 2007

Time:	9:00 a.m.

Location:	Hyatt Regency Boston
One Avenue de Lafayette
Boston, Massachusetts 02111

Purposes for Meeting:

1.	To fix the number of directors at eleven for the coming year, subject to further action by the Board of Directors as provided in the Company’s By-Laws, and to elect eleven directors to hold office until their successors are duly elected and qualified;

2.	To approve The Timberland Company 2007 Incentive Plan, a copy of which is set forth in Appendix A to this Proxy Statement; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Holders of Class A Common Stock will vote separately as a class to elect three directors. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class to elect the remaining eight directors and to approve the 2007 Incentive Plan.

You will receive notice of and may vote and act at the Annual Meeting only if you were a stockholder of record at the close of business on Thursday, March 22, 2007.

By Order of the Board of Directors

Danette Wineberg
Secretary

April 13, 2007

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

PROXY STATEMENT

April 13, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of The Timberland Company, a Delaware corporation (“we”, “our”, “us”, “Timberland” or the “Company”), is sending you the enclosed proxy in connection with its 2007 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjourned sessions of the Annual Meeting. The Annual Meeting will be held on Thursday, May 17, 2007, at 9:00 a.m., at the Hyatt Regency Boston, One Avenue de Lafayette, Boston, Massachusetts. The purposes of the Annual Meeting are:

1.	to fix the number of directors at eleven for the coming year and to elect eleven directors to hold office until their successors are duly elected and qualified;

2.	to approve The Timberland Company 2007 Incentive Plan, a copy of which is set forth in Appendix A of this Proxy Statement; and

3.	to transact such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting.

Voting Rights and Outstanding Shares

You may vote at the Annual Meeting only if you are a stockholder of record as of the close of business on Thursday, March 22, 2007. As of March 30, 2007, the following number of shares of the Company’s Common Stock were outstanding:

Number of Shares
Class of Common Stock	Outstanding

Class A Common Stock, $.01 par value (“Class A Common Stock”)	50,300,016
Class B Common Stock, $.01 par value (“Class B Common Stock”)	11,743,660

We bear all costs of solicitation of proxies. We may solicit proxies personally or by telephone, mail or telegram. None of the Company’s directors, officers or employees will be specially compensated for soliciting proxies. We expect to mail this Proxy Statement and the enclosed proxy to stockholders on or about April 13, 2007. Unless the Company has received instructions to the contrary, only one Annual Report or Proxy Statement, as applicable, is being delivered to multiple shareholders sharing an address. Upon written or oral request to the Secretary of the Company, by mail at 200 Domain Drive, Stratham, New Hampshire 03885 or by telephone at (603) 772-9500, the Company will promptly deliver a copy of the Annual Report or Proxy Statement to a shareholder if that shareholder shares an address with another shareholder to which a single copy of the applicable document was delivered. To receive a separate Annual Report or Proxy Statement, as applicable, in the future, contact the Secretary of the Company as described above. To request delivery of a single copy of an Annual Report or Proxy Statement for a household currently receiving multiple copies of Annual Reports or Proxy Statements, contact the Secretary of the Company as described above.

To vote your shares at the Annual Meeting, you must properly sign, date and return the enclosed proxy. You may specify in the proxy how you want to vote your shares. If you sign and return your proxy but do not specify how to vote your shares, then your shares will be voted to fix the number of directors at eleven and to elect all eleven nominees, and to approve The Timberland Company 2007 Incentive Plan.

You may revoke your proxy at any time before the Annual Meeting by either:

•	attending the Annual Meeting and voting in person;

•	filing with the Secretary of the Company an instrument in writing revoking your proxy; or

•	delivering to the Secretary a newly executed proxy bearing a later date.

If a nominee for director is unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in his, her or their discretion, vote for another person as director or vote to reduce the number of directors to less than eleven, as the Board of Directors may recommend. The Company believes that all of the nominees will be available for election.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, the persons appointed as proxy to vote on such matters intend to vote in accordance with his, her or their judgment.

Quorum

A quorum of our stockholders must be present, whether by proxy or in person, for the Annual Meeting to occur. Consistent with Delaware law and under the Company’s By-Laws, a majority of the voting power of shares entitled to be cast on a particular matter constitutes a quorum.

To determine the presence of a quorum, the following will count as shares present:

•	shares represented by proxies that withhold authority to vote for a nominee for director;

•	shares represented by proxies that indicate an abstention to vote for a nominee for director; or

•	a “broker non-vote” (shares held by your brokers or nominees as to which (i) you have not provided voting instructions and (ii) the broker or nominee does not have discretionary voting power).

Required Votes and Method of Tabulation

You are entitled to one vote for each share of Class A Common Stock you hold and entitled to ten votes for each share of Class B Common Stock you hold. Holders of Class A Common Stock will vote separately as a class to elect nominees Ian W. Diery, Irene M. Esteves and John A. Fitzsimmons. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class to elect nominees Sidney W. Swartz, Jeffrey B. Swartz, Virginia H. Kent, Kenneth T. Lombard, Edward W. Moneypenny, Peter R. Moore, Bill Shore and Terdema L. Ussery, II, and to approve The Timberland Company 2007 Incentive Plan.

We will appoint election inspectors who will count the votes cast by proxy or in person at the Annual Meeting. The eleven nominees for election as directors who receive the greatest number of votes properly cast will be elected. An affirmative vote of a majority of all shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary to approve the Plan. Abstentions will have the effect of a vote against the Plan and broker non-votes will have no effect on the outcome.

ITEM 1.  ELECTION OF DIRECTORS

The directors elected at each Annual Meeting serve for the following year and until their respective successors are duly elected and qualified. The Company’s By-Laws specify that the Board of Directors or the stockholders may determine the number of directors of the Company. The stockholders or the Board of Directors may increase the number of directors fixed at the Annual Meeting and may fill any vacancy arising on the Board of Directors.

The current Board of Directors consists of eleven members. All current directors are nominees for director at the Annual Meeting. The incumbent directors were elected at the 2006 Annual Meeting of Stockholders.

Information with Respect to Nominees

The names, ages, principal occupations during the past five years and certain other information with respect to the nominees for election are as follows:

Name and Year		Principal Occupation During the Past Five Years
First Elected Director	Age	and Directorships of Other Public Companies

Sidney W. Swartz (1978)	71	Sidney Swartz has been the Company’s Chairman of the Board since June 1986. Sidney Swartz also was the Company’s Chief Executive Officer and President from June 1986 until June 1998.
Jeffrey B. Swartz (1990)	47	Jeffrey Swartz has been the Company’s President and Chief Executive Officer since June 1998. Jeffrey Swartz is the son of Sidney Swartz. Jeffrey Swartz serves as a director of Limited Brands Inc.
Ian W. Diery (1996)	57	Mr. Diery has been the Chairman of the Board, President and Chief Executive Officer of Electronic Scrip, Inc. since November 1997.
Irene M. Esteves (2003)	48	Ms. Esteves has been the Chief Financial Officer of The Capital Management Group of Wachovia Corporation since July, 2006. Prior to this, Ms. Esteves served as Senior Managing Director, Chief Financial Officer and Chief of Human Resources at Putnam Investments from July 2003 through April 2004. Prior to that, she served as Putnam’s Chief Financial Officer from 1997. Ms. Esteves serves as a director of Johnson Diversey, Inc.
John A. Fitzsimmons (1996)	64	Mr. Fitzsimmons was the Senior Vice President — Consumer Electronics of Circuit City Stores, Inc. from January 1987 until his retirement in June 2000.
Virginia H. Kent (1999)	52	Ms. Kent is an independent consultant and was the President and Chief Executive Officer of reflect.com from December 1999 until June 2002. Prior to this, Ms. Kent served at Hasbro Corporation in a variety of positions, most recently as President — U.S. Toy Group.
Kenneth T. Lombard (2005)	52	Mr. Lombard has been the President of Starbucks Entertainment, a business unit of Starbucks Coffee Company, since 2004. From 1992 to 2004, Mr. Lombard was the co-founder and President of Johnson Development Company.
Edward W. Moneypenny (2005)	65	Mr. Moneypenny was the Senior Vice President — Finance and Chief Financial Officer of 7-Eleven, Inc. from 2002 until his retirement in January, 2006. In 2001, Mr. Moneypenny served as the Executive Vice President — Finance and Chief Financial Officer of Covanta Energy Corporation, which filed a voluntary petition under the federal bankruptcy laws in April, 2002. He also served from 1999 to 2000 as the Senior Vice President — Finance and Chief Financial Officer of Florida Progress Corporation. Mr. Moneypenny serves as a director of New York & Company, Inc.

Name and Year		Principal Occupation During the Past Five Years
First Elected Director	Age	and Directorships of Other Public Companies

Peter R. Moore (2005)	52	Mr. Moore has been Corporate Vice President, Interactive Entertainment Business of Microsoft Corporation since January 2006. Prior to this, Mr. Moore was employed by the Home and Entertainment Division of Microsoft Corporation since 2003, first as Corporate Vice President of Worldwide Retail Sales and Marketing and then as Corporate Vice President. From 1999 to 2003, Mr. Moore served first as Senior Vice President of Marketing and then as President and Chief Operating Officer of Sega of America Dreamcast, Inc.
Bill Shore (2001)	52	Mr. Shore founded Share Our Strength in 1984 and is currently its President. Mr. Shore is also Chairman of Community Wealth Ventures, Inc., a for-profit subsidiary of Share Our Strength.
Terdema L. Ussery, II (2005)	48	Mr. Ussery has been the President and Chief Executive Officer of the Dallas Mavericks since 1997. Mr. Ussery has also been the Chief Executive Officer of HDNet since 2001.

Corporate Governance Principles and Code of Ethics

The Board of Directors has established corporate governance principles for the Board and committees of the Board to follow regarding effective corporate governance and compliance with laws and regulations. The corporate governance principles require the Board to appoint a Lead Director if the Chairman of the Board of Directors is not independent. Since Sidney W. Swartz is not independent, the Board of Directors appointed Irene M. Esteves as the Lead Director in 2004. The Lead Director, among other duties, acts as the presiding director at executive sessions of the non-management members of the Board of Directors and assists the Board and Company management in setting the agenda for each meeting of the Board of Directors.

We have also adopted a Code of Ethics that applies to all directors, executives, and employees of the Company to deter wrongdoing and promote ethical conduct, compliance with law and internal reporting of wrongdoing. These documents and the charter for each of the committees of the Board of Directors are available on the Company’s website, www.timberland.com, and may also be obtained by writing to the Company’s Secretary, 200 Domain Drive, Stratham, New Hampshire 03885.

Shareholder Communications to the Board of Directors

Shareholders and other interested parties may send communications to the non-management members of the Board of Directors. Shareholders may send their written communications to the Secretary of the Company at 200 Domain Drive, Stratham, New Hampshire 03885 and all communications will be given directly to the non-management directors unless they would be more appropriately addressed by other departments within the Company, such as customer or vendor services.

Committees of the Board of Directors and Board of Directors Independence

Committees of the Board

The Board of Directors has the following committees:  Governance and Nominating Committee, Management Development and Compensation Committee, Audit Committee, and Corporate Social Responsibility Committee.

During 2006, the Board of Directors and its committees held the following number of meetings:

2006 Meetings

Board of Directors	5
Governance and Nominating Committee	6
Management Development and Compensation Committee	5
Audit Committee	9
Corporate Social Responsibility Committee(1)	0

(1)	The Corporate Social Responsibility Committee was formed in late 2006 and had its first meeting in 2007.

All directors attended more than 75% of the total number of meetings held in 2006 of the Board of Directors and the committees of the Board on which he or she served, except that Peter R. Moore could not attend three of the five Audit Committee meetings held after his appointment to that committee in May, 2006. The Company expects all nominees for the Board of Directors to attend the Annual Meeting of Stockholders. All members of and nominees for the Board of Directors at May 18, 2006, the date of the last Annual Meeting of Stockholders, attended the meeting, except for Terdema L. Ussery, II.

Board Independence

While we believe that the majority of the members of our Board of Directors are independent, the Company is exempt from the listing standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all of the members of the compensation and nominating committees be independent. The Company is relying on the “controlled company” exemption provided by the New York Stock Exchange based on the fact that more than 50% of the voting power of the Company’s voting stock is held by Sidney W. Swartz and The Sidney W. Swartz 1982 Family Trust (the Company is therefore a “controlled company” as defined in the New York Stock Exchange’s listing standards).

With respect to the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) requirements that all members of an audit committee be independent, the Board has determined that all current members or members who have been nominated to serve on the audit committee qualify as independent. The Board has not adopted categorical standards with respect to director independence as it believes it is more appropriate to make independence determinations taking into account all factors and circumstances that it considers relevant. In May 2006, the Board concluded that no proposed member of the Audit Committee, including any family member, had any personal or financial relationship with the Company which would affect the independence of the Audit Committee member. In making this conclusion, the Board considered the Governance and Nominating Committee’s independence recommendation, and the directors’ and officers’ questionnaires recently completed by Board members. One of the proposed nominees, Peter Moore, is employed by an entertainment division of the Microsoft Corporation. The Company purchases certain business software products from Microsoft but the Company does not purchase products from the business unit managed by Mr. Moore and the Company does not consider its purchase of business software from Microsoft to be a material amount. In reviewing these facts, the Board determined that this relationship and transactions is not material to Mr. Moore, Microsoft or the Company and that, accordingly, Mr. Moore qualified as an independent director. In July 2006, Irene Esteves, a member of our audit committee, was appointed Chief Financial Officer of Wachovia Capital Management Group, which through its subsidiaries or divisions held approximately 180,000 shares of the Company’s stock, participates in the Company’s credit facility, and offers other limited non-investment banking services to the Company. The Board considered Ms. Esteves’ appointment at Wachovia and the relevant facts and circumstances in light of the SEC and NYSE requirements. Specifically, the Board considered the organizational structure and size of Wachovia, the fact that Ms. Esteves does not make day to day decisions about buying and selling publicly traded stock nor does she have day to day responsibility for the Wachovia banking unit that is part of the Company’s credit facility, the fact that the credit facility is governed by a written agreement entered into prior to Ms. Esteves appointment at Wachovia, and that the amount of stock held by Wachovia is not material to the Company or Wachovia. In reviewing the relevant facts and circumstances, including discussions with Ms. Esteves, the

Board determined that these relationships and transactions are not material to Ms. Esteves, Wachovia or the Company and that, accordingly, Ms. Esteves qualified as an independent director.

The Governance and Nominating Committee

The members of the Governance and Nominating Committee are Virginia H. Kent, Chair, Peter R. Moore, Bill Shore and Terdema L. Ussery, II. The Governance and Nominating Committee’s responsibilities include, but are not limited to:

•	reviewing the organization, role and structure of the Board of Directors including the nature and extent of delegation of responsibilities to committees of the Board and reviewing directors’ compensation;

•	developing, reviewing, evaluating and recommending to the Board for adoption corporate governance principles applicable to the Company;

•	making recommendations to the full Board with respect to membership on committees and chairmanship of committees;

•	recommending to the Board guidelines and criteria for Board membership and identifying and reviewing candidates for election to the Board and making recommendations relative to their election as directors;

•	periodically evaluating the composition of the Board and the effectiveness of the Board and its committees’ service to the Company, including its own performance annually; and

•	communicating with management to ensure that materials and information provided to the Board are appropriate to enable the Board to fulfill its responsibilities.

The Governance and Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Governance and Nominating Committee will consider nominees recommended by shareholders, the Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional business and personal attributes that are best suited to further the Company’s mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee’s specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Committee will consider, among other factors, the following to evaluate Committee or shareholder recommended nominees: candidates’ experience, skills, and other qualifications in view of the specific needs of the Board of Directors and the Company; diversity of backgrounds, skills, and expertise; and high ethical standards, integrity and proven business judgment. The Company’s Chief Executive Officer discusses all prospective nominees with the Committee. The Committee further evaluates each nominee based on the criteria described above prior to approving a nominee for election to the Board of Directors.

The Governance and Nominating Committee will consider nominations to the Board of Directors from shareholders using the same criteria described above. To be considered by the Governance and Nominating Committee for nomination and inclusion in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, shareholder recommendations must be received by the Company’s Secretary no later than December 14, 2007. Shareholders should write to the Company’s Secretary at 200 Domain Drive, Stratham, New Hampshire 03885 and such recommendations must include: (i) the name and address of the candidate, (ii) a brief biographical description as well as qualifications, taking into consideration the criteria described above, and (iii) a signed consent from the candidate indicating his or her consent to be named in the proxy statement and serve if elected.

The Management Development and Compensation Committee

The members of the Management Development and Compensation Committee are John A. Fitzsimmons, Chair, Irene M. Esteves, Virginia H. Kent and Kenneth T. Lombard. The Management Development and Compensation Committee’s responsibilities include, but are not limited to:

•	determining and presenting to the Board of Directors, other than management directors, for its ratification the compensation of the Chairman, and of the President and Chief Executive Officer;

•	determining the compensation of the executive officers who report directly to the Chief Executive Officer;

•	reviewing, adopting and revising succession plans for the positions of Chairman, President, Chief Executive Officer and Chief Operating Officer;

•	reviewing the general principles on which the Company bases its compensation, benefits and management development and succession policies and practices for all employees of the Company;

•	supervising the administration of the Company’s 1997 Incentive Plan, as amended, and the Company’s 2007 Incentive Plan, if approved by the Company’s shareholders, and other non-stock based benefit plans;

•	consulting with the Governance and Nominating Committee regarding compensation for members of the Board, and making recommendations to the Board regarding any changes to the 2001 Non-Employee Directors Stock Plan, as amended; and

•	evaluating its own performance annually.

The Audit Committee

Irene M. Esteves, Chair, Ian W. Diery, John A. Fitzsimmons, Edward W. Moneypenny and Peter R. Moore are the members of our Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All of the members of our Audit Committee are independent (as independent is defined in the New York Stock Exchange’s listing standards). The Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee. Ms. Esteves is the named audit committee financial expert. The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and its responsibilities include, but are not limited to:

•	monitoring the integrity of the Company’s financial statements;

•	ensuring the Company’s compliance with legal and regulatory requirements;

•	retaining and, if appropriate, dismissing the independent accountants;

•	establishing the qualifications, and monitoring the independence and performance of the Company’s independent accountants;

•	monitoring the performance of the Company’s internal audit function; and

•	assessing the adequacy of the Company’s systems of internal accounting and financial controls.

The Audit Committee Report

The Audit Committee has (1) reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with the Company’s management, (2) discussed with the Company’s independent accountants, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards 61, as amended, (3) received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and (4) discussed with Deloitte & Touche LLP their independence as the Company’s independent accountants.

Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors and the Board of Directors recommended that the audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Irene M. Esteves, Chair
Ian W. Diery
John A. Fitzsimmons
Edward W. Moneypenny
Peter R. Moore

Independent Accountants

Deloitte & Touche LLP will audit the consolidated financial statements of the Company for the year ending December 31, 2007 and will report the results of the audit to the Audit Committee of the Board of Directors. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) for professional fees rendered in each of the fiscal years ended December 31, 2006 and December 31, 2005 were as follows:

Audit Fees:  $3,118,272 and $2,222,135, respectively, for professional services necessary to perform an audit in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents and review of documents filed with the Securities and Exchange Commission;

Audit-Related Fees:  $99,000 and $191,320, respectively, for assurance and related services that were reasonably related to the performance of services specified under Audit Fees but not included in Audit Fees. These services consisted of services performed relating to employee benefit plans in 2006, and employee benefit plans as well as systems’ structure and implementation review in 2005;

Tax Fees:  $138,377 and $304,120, respectively, for professional services rendered for tax compliance, tax advice, and tax planning; and

All Other Fees:  $80,604 and $269,495, respectively, for products and services other than the services specified under Audit Fees, Audit-Related Fees and Tax Fees. These products and services primarily consisted of Swartz family tax services in 2006, and due diligence services and Swartz family tax services in 2005.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee.

Audit Committee Pre-Approval of Audit and Non-Audit Services

As part of its responsibility for oversight of the independent accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by the Company’s independent accountants, Deloitte. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chair to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chair of the Audit Committee must be presented at the next Audit Committee meeting for their review and ratification.

The Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee was formed in late 2006. It held its first meeting in early 2007. The members of the Corporate Social Responsibility Committee are Bill Shore, Chair, Kenneth T. Lombard, Peter R. Moore and Terdema L. Ussery, II. The Corporate Social Responsibility Committee’s responsibilities include, but are not limited to:

•	reviewing and monitoring the Company’s corporate social responsibility work;

•	monitoring the Company’s compliance with its Code of Conduct;

•	reviewing and discussing corporate social responsibility initiatives and goals in view of the Company’s business strategy, including impact and relationship to business objectives and creation of shareholder value; and

•	ensuring alignment between the Company’s senior executives and the Board of Directors on corporate social responsibility goals.

Directors’ Compensation

DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards(1)(2)	Compensation	Earnings	Compensation(3)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Ian W. Diery	48,000	—	153,290	—	—	—	201,290
Irene M. Esteves	80,000	—	182,132	—	—	—	262,132
John A. Fitzsimmons	58,500	—	153,290	—	—	—	211,790
Virginia H. Kent	57,500	—	152,265	—	—	—	209,765
Kenneth T. Lombard	44,000	—	208,472	—	—	—	252,472
Edward W. Moneypenny	44,000	—	208,472	—	—	—	252,472
Peter R. Moore	43,000	—	208,472	—	—	—	251,472
Bill Shore	49,367	—	118,228	—	—	—	167,595
Terdema L. Ussery, II	45,000	—	208,472	—	—	—	253,472
Sidney W. Swartz	—	—	—	—	—	959,076	959,076

(1)	This column shows the dollar amount recognized for financial statement reporting purposes for our year ended December 31, 2006 for the stock options awarded to each non-employee director under the 2001 Non-Employee Directors Stock Plan, as amended. These amounts are calculated in accordance with Statement of Financial Accounting Standards 123(R) (“SFAS 123(R)”), before forfeitures, using the modified prospective application method. Please refer to Note 15 to our consolidated financial statements, entitled “Share-based Compensation,” included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining the valuations shown in this column. The stock option granted to each non-employee director in 2006 and its grant date fair value determined in accordance with SFAS 123(R) was as follows: Mr. Diery and Mr. Fitzsimmons, 10,512 stock options each with a grant date fair value of $112,385; Ms. Esteves, 10,901 stock options with a grant date fair value of $112,334; Ms. Kent, 10,676 stock options with a grant date fair value of $112,383; Mr. Lombard, Mr. Moneypenny, Mr. Moore and Mr. Ussery, 10,549 stock options each with a grant date fair value of $112,377; and Mr. Shore, 9,734 stock options with a grant date fair value of $112,367.

(2)	At December 31, 2006, the total number of outstanding stock options for each non-employee director was as follows: Mr. Diery, 69,508; Ms. Esteves, 44,392; Mr. Fitzsimmons, 79,508; Ms. Kent, 89,634; Mr. Lombard, 29,635; Mr. Moneypenny, 29,635; Mr. Moore, 29,635, Mr. Shore, 49,390; and Mr. Ussery, 29,635.

(3)	Sidney W. Swartz is Chairman of the Board and an employee of the Company. Mr. Swartz does not receive any stock or option awards. Mr. Swartz receives an annual salary of $500,000 which is reflected in this column. Also included in this column for Mr. Swartz is the aggregate incremental cost to the Company of providing various perquisites and personal benefits, including: for personal use of the Company aircraft, $345,566; for payment of tax services provided to Mr. Swartz by a tax advisor, $55,975; and for personal use of a leased vehicle, $49,231. In determining the value of the use of the aircraft, we calculate the aggregate incremental cost to the Company based on the cost of fuel, trip related maintenance and repair, crew travel expenses, navigation fees and smaller variable costs. Since the Company-owned aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft, and the cost of maintenance not related to trips. The aggregate incremental cost to provide the leased vehicle and the tax services is based on the invoice amount for such lease and tax services.

Additional Information to Understand the Director Compensation Table

We pay fees to our non-employee directors in connection with their service as a director as follows: $30,000 annual retainer to each director; $15,000 annual retainer to the Lead Director; $2,000 for each Board of Directors meeting attended; $7,500 annual retainer to each committee chairperson; and $1,000 for each committee meeting attended.

Under the Company’s 2001 Non-Employee Directors Stock Plan, as amended, effective January 1, 2005, directors who are not employees of the Company are automatically granted options to purchase a number of shares of Class A Common Stock. Newly elected or appointed directors will receive an initial award of options to purchase a number of shares of Class A Common Stock on the date of election or appointment calculated by multiplying the then current annual director’s retainer by ten and applying the quarterly adjusted Black-Scholes option pricing model using the fair market value of the Class A Common Stock on the date of grant. On each anniversary of the initial award an annual award will be made using the same formula except that the current annual director’s retainer will be multiplied by five. All of these stock options have an exercise price equal to the fair market value on the date of grant, and initial awards are exercisable at the rate of 33 1/3% of the total underlying shares on each of the first three anniversaries of the date of grant and annual awards are exercisable with respect to 100% of the underlying shares on the first anniversary of the date of grant for so long as the director remains a director of the Company. Prior to January 1, 2005, newly elected or appointed directors received an initial award of options to purchase 10,000 shares and on each anniversary of the initial award received an award of options to purchase 2,500 shares. These options are exercisable at the rate of 25% of the total underlying shares on each of the first four anniversaries of the date of grant for so long as the director remains a director of the Company. All options expire ten years from the date of grant or when the holder ceases to be a director, if earlier. Options granted prior to March, 2004 that are vested upon a director’s retirement or voluntary termination of service remain exercisable for three months following such termination. Options granted during and after March, 2004 that are vested upon a director’s retirement or voluntary termination also remain exercisable for three months following such termination unless the director has ten or more years of service in which case they will remain exercisable for the life of the options.

During 2006, the Company granted the following stock options to its non-employee directors:

Director	Number of Shares	Date of Grant	Exercise Price

Ian W. Diery	10,512	May 16, 2006	$27.96
Irene M. Esteves	10,901	June 23, 2006	$26.95
John A. Fitzsimmons	10,512	May 16, 2006	$27.96
Virginia H. Kent	10,676	May 22, 2006	$27.53
Kenneth T. Lombard	10,549	May 19, 2006	$27.86
Edward W. Moneypenny	10,549	May 19, 2006	$27.86
Peter R. Moore	10,549	May 19, 2006	$27.86
Bill Shore	9,734	May 3, 2006	$30.19
Terdema L. Ussery, II	10,549	May 19, 2006	$27.86

See the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” for information as to ownership of Company securities by directors and nominees for director.

ITEM 2.  APPROVAL OF THE TIMBERLAND COMPANY 2007 INCENTIVE PLAN

On February 28, 2007, upon the recommendation of the Management Development and Compensation Committee (the “Committee”), the Board of Directors unanimously voted to adopt The Timberland Company 2007 Incentive Plan (the “Plan”), subject to stockholder approval, and to recommend approval of the Plan by stockholders.

The following is a summary of the material features of the Plan. It may not contain all of the information important to you. You are urged to read the entire Plan, a copy of which is set forth in Appendix A to this Proxy Statement.

GENERAL DESCRIPTION OF THE PLAN

The Plan has been established to advance the interests of the Company by enabling us to grant equity-based or cash incentive awards to participants. The Plan will become effective on the date of its approval by the stockholders and will terminate on February 27, 2017, but previously granted Awards may continue beyond that date in accordance with their terms.

Eligibility.  Participation is limited to those key employees and directors of, and consultants and advisors to, the Company or its affiliates (as to whom the use of a Form S-8 Registration Statement is permissible) who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its affiliates and who are selected by the Administrator to receive an Award. The group of persons from which the Administrator may select participants consists of approximately 180 individuals.

Administration.  The Plan will be administered by the Committee. The term “Administrator” is used in this Proxy Statement to refer to the person (the Committee and its designees) charged with administering the Plan. The Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Awards may be in the form of stock options, SARs, restricted or unrestricted stock, restricted or unrestricted stock units, performance awards, cash awards, or any other awards that are convertible into or otherwise based on common stock of the Company (collectively, “Awards”). Four million (4,000,000) shares of Class A Common Stock (subject to adjustment for stock splits and similar events) have been reserved for issuance under the Plan.

Limits on Shares Deliverable Under the Plan.  The maximum number of shares of common stock that may be delivered in satisfaction of Awards made under the Plan is four million (4,000,000). The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to SARs granted to any person in any calendar year will each be one million (1,000,000). The maximum number of shares subject to other Awards granted to any person in any calendar year will be one million (1,000,000). The maximum amount payable to any person in any year under cash Awards will be six million dollars ($6,000,000). The number of shares delivered in satisfaction of Awards is determined net of any (i) shares withheld by the Company in payment of the exercise price of the Award, (ii) shares withheld in satisfaction of tax withholding requirements with respect to an Award, (iii) shares of restricted stock that are forfeited to the Company, (iv) shares subject to an award where cash is delivered to a participant in lieu of such shares, and (v) shares remaining under an Award that terminates without having been exercised in full.

Types of Awards.

Stock Options.  Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price, not less than the fair market value of the common stock at the time of grant. Two types of stock options may be granted under the Plan: incentive stock options, or “ISOs,” which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company, its parent and its subsidiaries. The expiration date of all options cannot be more than ten years after the date of the original grant.

The closing price of the Company’s common stock as reported on the New York Stock Exchange on March 30, 2007 was $26.03 per share.

Stock Appreciation Rights (“SARs”).  The Administrator may grant SARs under the Plan. A SAR entitles the holder upon exercise to receive an amount, delivered in the form of shares of common stock, determined by reference to appreciation in the value of a share of common stock. The value from which appreciation is measured in the case of a SAR may not be less than the fair market value of the common stock on the date of grant.

Stock Awards; Stock Units; Cash Awards.  The Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. The Plan also provides for stock units, including restricted stock units, entitling the recipient to receive shares of common stock (or cash measured by the value of the common stock) in the future on such conditions as the Administrator may specify.

Performance Awards.  The Administrator may also subject Awards otherwise available under the Plan to the satisfaction of specified performance criteria. The performance criteria used in connection with a particular performance award will be determined by the Administrator. In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use one or more objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; gross margin; inventory levels or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; other objective operating contributions; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings or other transactions that involve a change in the equity ownership of the Company. A performance criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the performance criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criterion or criteria. The Administrator will determine whether the performance targets or goals that have been chosen for a particular Performance Award have been met.

Generally Applicable Provisions.  Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements. Awards will be granted and administered consistent with the requirements of applicable law relating to the issuance of stock and the consideration to be received therefor, as determined by the Administrator. Stock options and SARs granted under the Plan may not be repriced other than in accordance with the applicable stockholder approval requirements of the New York Stock Exchange.

Mergers and Similar Transactions.  In the case of certain mergers, consolidations or similar transactions, including a sale of substantially all the Company’s assets, or a dissolution or liquidation of the Company, the following rules will apply unless otherwise provided in an Award:

•	If the Company is acquired or survives in the transaction, the Administrator may provide for the assumption or replacement of some or all outstanding Awards.

•	If the transaction involves a cash payment or other payment to Company stockholders, the Administrator may provide for payments to be made in respect of outstanding Awards or portions thereof. For Awards subject to performance or other vesting conditions, including restricted stock, any payments could also be restricted.

•	If the transaction does not involve an Award assumption or substitution or a payment as described above, each Award requiring exercise will become fully exercisable, and stock units will be paid out, prior to the consummation of the transaction on a basis that gives the holder a reasonable opportunity to participate as a stockholder in the transaction. The Awards will then terminate in the transaction. For Awards subject to performance or other vesting conditions, any payments could also be restricted.

Amendment and Termination.  The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards. The Administrator may not, however, alter the terms of an Award so as to affect materially and adversely the participant’s rights under an Award without the participant’s consent, unless the terms of the Plan expressly so provide or the Administrator expressly reserved the right to do so at the time of the Award.

ESTIMATE OF PLAN BENEFITS

The future benefits or amounts that would be received under the Plan by executive officers, non-employee directors and other employees are discretionary and are, therefore, not determinable at this time. However, three executive officers have been selected to participate in the Company’s 2007 Executive Long Term Incentive Program (the “LTIP”). The table set forth below provides the approximate minimum, threshold, target and maximum award values payable to each of the three executive officers based on achievement of a level of budgeted net income of the Company pursuant to the LTIP for fiscal year 2007.

Under the terms of the LTIP, awards will be settled, after the close of the performance period, 60% in options with one-third vesting in each of the following three years and 40% in shares with one-half vesting in each of the following two years. For purposes of the payout, the number of shares subject to the options will be based on the value of the option as of the date of issuance of the option using the Black-Scholes option pricing model, as adjusted consistent with the Company’s practice with respect to other options, and the number of shares issued will be based on the fair market value of the Company’s stock on the date of issuance.

The Timberland Company 2007 Incentive Plan

	Minimum Value	Potential	Potential	Potential Value
	of	Value of	Value of	of
Name and Position	Award	Threshold Award	Target Award	Maximum Award

Jeffrey B. Swartz	Not Applicable	$1,250,000	$2,500,000	$3,125,000
President and Chief Executive Officer
Michael J. Harrison	$375,000	$375,000	$750,000	$937,500
Senior Vice President — Worldwide Sales and Marketing
Gary S. Smith	$375,000	$375,000	$750,000	$937,500
Senior Vice President — Supply Chain Management

The LTIP was established under the Plan, and, therefore, the awards are subject to shareholder approval of the Plan. No shares will be issued under the LTIP unless the Plan is approved by shareholders. No minimum award amount will be paid to Jeffrey B. Swartz, the Company’s President and Chief Executive Officer.

FEDERAL TAX EFFECTS

The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of options under the Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

ISOs.  An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs.  In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The Administrator may award stock options that are exercisable for restricted stock. Under Section 83 of the Internal Revenue Code, an optionee who exercises an NSO for restricted stock will generally have income only when the stock vests, equal to the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at the time of exercise. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the optionee. In the case of an optionee who exercises an ISO for restricted stock, the tax consequences described above with respect to the exercise of ISOs will apply except that (i) the optionee will have no alternative minimum taxable income associated with the exercise until the stock vests, unless the optionee makes a timely “83(b) election,” and (ii) in the event of a disqualifying disposition, the ordinary income recognized by reason of the disposition and the Company’s corresponding deduction will be measured by reference to the fair market value of the stock at the time the stock vested.

Under the so-called “golden parachute” provisions of the Internal Revenue Code, the accelerated vesting of awards in connection with a change in ownership or control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public company may claim in any year for compensation to any of certain key officers. There are a number of exceptions to this deduction limitation, including an exception for qualifying performance-based compensation. It is intended that stock options granted under the Plan will be eligible for this performance-based exception.

Section 409A of the Internal Revenue Code provides rules applicable to “nonqualified deferred compensation” as defined. A failure to comply with Section 409A where it applies may result in an acceleration of taxable income plus an additional tax of 20%, plus in some case an interest charge. Stock options granted under the Plan are intended to be exempt from the rules of Section 409A.

STOCKHOLDER APPROVAL OF PLAN

An affirmative vote of a majority of all shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary to approve the Plan. As such, abstentions will have the effect of a vote against the Plan and broker non-votes will have no effect on the outcome.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THIS PROPOSAL TO ADOPT THE TIMBERLAND COMPANY 2007 INCENTIVE PLAN

(Item A2 on your proxy card)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy / Objectives

Timberland’s executive compensation programs reflect the mission, values and bold goals of the Company. Executive compensation plans are intended to motivate executives to achieve the Company’s annual and long range plans. The objectives of the plans are to be fair and balanced for all stakeholders — executives, the Company and shareholders as well as attract, motivate and retain top caliber talent. Finally, executives’ compensation is intended to be transparent and easily understood by all stakeholders.

Executive compensation programs are designed to reward the executive officers’ contributions. Specifically, they are intended to reward executives for their role in delivering a high level of financial performance and operational excellence.

Overview of Compensation Elements and Process

Executive compensation includes base salary, short term incentive awards (performance-based, cash bonus opportunities), long term incentive awards (typically delivered in the form of stock-based compensation) and a limited number of perquisites.

Health, disability, life insurance and 401(k) benefits that are provided to the executives are equivalent with what is provided to all employees. In addition, executives are able to participate along with other highly compensated key management in the non-qualified deferred compensation plan.

The amount of each element of compensation is determined on an individual basis by the Management Development and Compensation Committee of the Board of Directors (the “Committee”) at its regularly scheduled meeting in the first quarter of each fiscal year of the Company. The Committee considers recommendations made by the chief executive officer, along with his assessment of their performance for the most recently completed fiscal year, and then establishes target award levels and ultimately determines the compensation for the chief operating officer, the chief financial officer and the four senior vice-presidents. Based on its evaluation of their performance, the Committee makes recommendations with respect to the compensation of the chief executive officer and non-executive chairman of the Board of Directors to the full Board of Directors for its consideration at its meeting immediately following the Committee’s meeting. These recommendations are considered and the final determinations made during the Board’s executive session, without the chief executive officer and non-executive chairman of the Board present.

The Committee regularly reviews competitive pay analysis along with the executives’ historical compensation details. The process used to develop the peer competitive analysis is described in more detail below.

Competitive Pay / Benchmark Analysis Process

Pay levels are benchmarked against proxy compensation data for a peer group that was jointly developed by management and the Committee with input and assistance on the process from Towers Perrin, a compensation and management consultant engaged by management for this project. The peer group consists of twenty companies: American Eagle Outfitters, Brown Shoe Company, Coach, Inc., Columbia Sportswear Co., Deckers Outdoor Corporation, Estee Lauder Companies, Inc., Gap, Inc., Jones Apparel Group, Kenneth Cole Prod. Inc., Limited Brands, Inc., Liz Claiborne, Inc., Nike, Inc., Pacific Sunwear California, Inc., Polo Ralph Lauren, Quiksilver, Inc., Skechers USA, Inc., Stride Rite Corporation, Urban Outfitters, VF Corporation and Wolverine Worldwide, Inc. The twenty peer companies (also referred to as a “Frame of Reference” group) were selected because the Committee believes they are in the same or similar industry, mirror the financial and market performance of Timberland, reflect the aspirational objectives of the Company and appropriately consider the typical external labor pool from which Timberland recruits talent. The Committee also reviewed survey data reflecting general industry companies as well as consumer products companies. Both proxy and survey data was adjusted to reflect Timberland’s revenue size using regression analysis.

As part of a pay-for-performance competitive analysis, Timberland was compared to the Frame of Reference group for all aspects of pay including base salary, total cash compensation (base plus bonus) and total direct compensation (base plus bonus plus stock-based compensation). The Frame of Reference analysis also included comparison of Timberland’s performance in a number of financial metrics such as growth, return and shareholder value creation for the 1-,3-,and 5 — year periods.

The benchmark data is used as a reference point. The Committee does not target a specific percentile for pay levels in a formulaic manner. However, the Committee and chief executive officer compare both individual and aggregate compensation for the executive team to the peer group at both the 50th and 75th percentile. Compensation levels for the executives are below the 75th percentile in the aggregate with some variation at the individual level. It is the intent of the Committee to set compensation at levels that will motivate and retain the unique and exceptional caliber of talent that is required to advance the mission of the organization.

Mix of Compensation

Executive compensation at Timberland has historically been more heavily weighted towards variable pay, specifically long term incentive, for retention purposes as well as achievement of long term financial performance goals. Approximately 85% of the chief executive officer’s target compensation level is variable pay that is performance-based and approximately 75% of the target compensation levels for the other named executive officers is performance based. Therefore, the named executive officers are significantly impacted when targeted levels of performance are not achieved and incentive awards are not earned. Conversely, higher levels of achievement versus target are intended to result in significant upside opportunity commensurate with the value delivered to shareholders.

Salary

Base salaries are intended to recognize the caliber and experience of each of the named executive officers. While the pay mix is more heavily weighted towards variable, performance-based components, base salaries are established in a manner that appropriately considers the named executive officers’ contributions to the organization and peer group competitive pay data. In 2006, salaries for the named executive officers were increased by 5% in the aggregate. Jeffrey B. Swartz’s salary increased 3%, Kenneth P. Pucker received an increase of 2.9% and Brian P. McKeon received an increase of 2.5% to remain consistent with market trend. Both Michael J. Harrison and Gary S. Smith received increases of 9.9% due to expanded responsibilities that they assumed as part of a re-organization that occurred late in 2005. The named executive officers’ aggregate increase was generally consistent with the merit and adjustment increase budget that was applied to other employees in the organization.

Short Term Incentive Plan

The Short Term Incentive Plan (“STIP”) is intended to reward executives for achievement of the annual operating and financial plan. In 2006, the STIP award was related to performance against predetermined levels of an annual earnings per share (“EPS”) measure, an operating working capital (“OWC”) measure and a global service measure (“GSM”), weighted 50%, 25% and 25%, respectively. The global service measure evaluates our ability to deliver product to our customers when they want it. These performance measures were chosen because of their alignment with creating long-term value for the Company’s shareholders in addition to the extent to which they are able to reflect the overall health of the business. Named executive officers have bonus targets which are equal to 80-100% of their base salary dependent on their level and consistent with the desired emphasis on variable pay. Target levels of performance were established at the organization’s budget levels. The EPS target was set at $2.42, the OWC target was set at 18.4% and the GSM measure was set at 70.8%. Executive performance could result in payouts that range from 0-200% of target depending upon the level of Company performance. These awards are determined based on achievement of threshold, target or maximum levels of performance, where threshold and maximum levels of performance are generally between 85-115% of target or budget. In 2006, threshold levels of performance for both EPS and OWC were not attained. Threshold performance level for GSM was attained, but not the target level. As a result, the named executive officers’ STIP awards were approximately 17% of the target amount.

In addition, the named executive officers were eligible to participate in the 2006 SmartWool Integration Bonus Program. SmartWool Corporation is a wholly-owned subsidiary of the Company acquired at the end of 2005. This one-time cash award program was intended to reward executives for the successful integration of SmartWool. Based on achievement of a pre-determined SmartWool operating contribution, executives were eligible to receive a cash award. Threshold and maximum levels of performance were not established for this program. The operating contribution target was achieved, and thus the cash award was earned for this program.

Long Term Incentive Plans

The 2004 Executive Long Term Incentive Plan (“2004 LTIP”) was approved by the Committee in March 2004 for the named executive officers. The 2004 LTIP was established for the measurement cycle of 2004-2006 and is a performance-share plan, which means that based upon attainment of pre-defined target levels of performance, the executives are eligible to receive an award of restricted shares. Prior to establishing these programs, the executives’ primary form of equity compensation consisted of annual option grants that were awarded consistent with the approach taken for all employees who are eligible to receive stock options. The principal reason for providing the named executive officers with the 2004 LTIP was to drive focus on achieving and sustaining financial and operational performance consistent with the Company’s long range plan. Retention was also a primary consideration in the plan design. The 2004 LTIP includes both a performance component, to deliver rewards based on achievement of financial performance goals, and a time-based component to require that executives remain with Timberland for an additional vesting period of three years. Targets for the three year measurement period which ended in 2006 were based on compounded growth of 15% and 10% for EPS and revenue, respectively. The performance measures, EPS and revenue, were weighted 75% and 25%, respectively. The specific targets for these two measures for the performance period ending December 31, 2006 were $2.69 and $1.769 billion, respectively. Threshold and maximum payout levels of 50% and 150% of target, respectively, could be earned for performance within a range of the target performance level. Threshold performance level is based on achievement of 85% of the target and maximum performance level is based on achievement of 110%. Threshold was not achieved for the EPS measure. Threshold, but not target, was achieved for the revenue measure. Therefore, the named executive officers’ 2004 LTIP awards which will be made in July 2007 are approximately 16% of the target amount.

In March 2004, the Committee also approved the 2004 Long Term Incentive Plan for the chief operating officer. In December 2004 and September 2006, two additional long term incentive programs were approved for the chief operating officer, Kenneth P. Pucker. These programs are identified as the 2004 Kenneth P. Pucker Long Term Incentive Plan (“2004 KPP LTIP”), the 2005 Kenneth P. Pucker Long Term Incentive Plan (“2005 KPP LTIP”) and the 2006 Chief Operating Officer Incentive Pay Plan (“2006 COO IPP”), respectively. Under these programs, the chief operating officer is eligible to receive a combination of cash and full-value share based awards based on Company performance against goals pre-determined for EPS or revenue targets as described below. These programs were designed to recognize the significant contributions of the chief operating officer to sustain superior levels of long-term financial performance.

The 2004 KPP LTIP program was based on achievement of both a one year and a three year EPS target. The one year target was $2.04 for the performance period ending December 31, 2004. The three year target for the performance period ending December 31, 2006 was $2.46. Based on achievement of the targets, the chief operating officer was eligible to receive a grant of 200,000 shares and a cash award of $3.0 million. Based on the performance period ending December 31, 2004, the chief operating officer received a restricted share grant of 200,000 shares in July 5, 2005. The chief operating officer will be 100% vested in these shares on March 31, 2007. He will not receive the cash award of $3.0 million because the target was not achieved. The 2005 KPP LTIP is a cash award of $1.25 million. The chief operating officer earned this award based on achievement of an EPS target of $2.24 for the performance period ending December 31, 2005. This award will be paid in March 2007. The 2006 COO IPP was approved in September 2006. This program, which is comprised of cash and non-restricted shares, valued at $1.0 million and $2.0 million, respectively, is based on achievement of a revenue target for the one-year performance period ending September 28, 2007. This award will be forfeited as a result of the chief operating officer’s departure from the Company that will occur in March 2007.

The Committee retains the authority to reduce but not increase the size of any of the executives’ performance-based awards based on individual or Company performance considered at the time the awards are presented to the Committee for approval.

Stock Option and Share Grant Practices

We believe that stock options represent a key retention vehicle that aligns employees’ interests with those of the Company and shareholders. Therefore, stock options are granted annually to certain management level employees. These awards are based on performance and potential. These awards are determined during the Company’s annual common review process and the aggregate number of awards is approved by the Committee during the regularly scheduled meeting in the first quarter. Awards are issued on the date following the Committee meeting. In addition, awards that are made in connection with promotions or new hires occur on the day immediately following the hire date or effective date of the promotion. The Committee has authorized the chief executive officer, or his designee, to grant individual stock awards for this purpose. Further, awards may be made to key employees as part of the Company’s leadership and management development program. In these instances, awards coincide with the review and discussion of these employees at the Committee meeting (usually in July or September). Executive stock grants earned under the long term incentive plans described above occur on the business day following approval by the Committee or on dates that have been established by the Committee in advance. In 2006, a recognition grant of 40,000 stock options was approved for Gary S. Smith to acknowledge additional responsibilities that he assumed in 2005. This award was approved by the Committee in March 2006 during the review of the executive compensation programs and the decision was made to align the timing of this grant with the other 2004 LTIP restricted stock awards that had been earned and that were scheduled to be granted on July 5, 2006. The exercise price for option awards is the closing price of the Company’s Class A Common Stock on the New York Stock Exchange on the date of the grant.

Benefits and Perquisites

Except as noted below, the employee benefit programs in which the executives participate, including medical and disability benefits, life insurance and annual contributions to qualified savings plans are equivalent to what is provided to all salaried employees. We do not provide pension arrangements (supplemental or otherwise), post-retirement healthcare coverage or similar benefits to executives or employees.

The chief executive officer and chief operating officer are provided with transportation to and from work by Company-provided drivers in Company-owned or leased vehicles for security and convenience. In addition, due to the scope of our international operations, efficiency of conducting Company business, and for security purposes, the chief executive officer uses the corporate aircraft for business-related and personal travel. Further, the chief executive officer is provided the use of administrative assistant services for personal matters. Additional information on perquisites can be found in note (3) of the “Summary Compensation Table” section of this Proxy Statement.

The named executive officers along with other highly-compensated, key management employees based in the U.S. are eligible to participate in the Deferred Compensation Plan (“DCP”). In this program, employees can defer up to 100% of their bonus and 100% of their salary subject to the Company’s withholding for applicable taxes and employee benefit plans withholding. The Company does not make matching contributions to this plan. The DCP is offered, in addition to our 401(k) plan, to the named executive officers and key employees to provide them with an additional opportunity to defer compensation which may assist them with their retirement planning. Benefits under the plan will be paid no earlier than at the beginning of the year following the executive’s retirement or termination. Benefits may be received as a lump sum, annual installment or a combination. Additional information on the DCP and named executive officers participation in 2006 can be found in the “Nonqualified Deferred Compensation Plan” section of this Proxy Statement.

Severance Benefits / Change in Control

The Company has entered into identical Change of Control Severance Agreements with each of the named executive officers. These agreements are designed to promote stability and continuity of senior management if a triggering event occurs in order to align the interests of executives and shareholders. The “trigger” which allows for the executives to receive certain compensation if their employment is terminated without “Cause” or for “Good Reason” within 24 months is intended to provide significant retention value for the executives to remain with the Company despite uncertainty with a guaranteed level of financial protection upon loss of employment. In addition, the “trigger” which allows the executives to separate during the 13th full calendar month after a qualifying event increases the likelihood that key executives will be retained during a critical transition period. Information regarding applicable payments under such agreements for the named executive officers is provided in the “Potential Payment Upon Termination of Employment and Potential Payments Upon a Change-in-Control” section of this Proxy Statement.

Impact of Regulatory Requirements on Compensation (Tax Considerations)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public Company for compensation over $1.0 million paid to the Company’s named executive officers. However, eligible performance-based compensation awards are not subject to the deduction limits if certain requirements are satisfied. The Committee takes the limitations of Section 162(m) into account in determining awards to named executive officers and designing executive compensation programs. In this regard, neither base salary nor other non-performance based compensation programs exceeded $1.0 million in 2006 for any of the named executive officers.

Compensation Consultant

The Committee has retained the services of an independent external compensation consultant, Hewitt Associates. Management has not engaged Hewitt Associates on any projects. The mandate of the consultant is to serve the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The Committee has the final authority to hire and terminate the consultant and the Committee evaluates the consultant periodically.

The Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis found in this Proxy Statement with the Company’s management. In reliance on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors and the Board of Directors recommended that the Compensation Discussion and Analysis be included in the Company’s 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

John A. Fitzsimmons, Chair
Irene M. Esteves
Virginia H. Kent
Kenneth T. Lombard

Summary Compensation Table

The following table lists the compensation awarded to, earned by or paid to the Chief Executive Officer and the Chief Financial Officer and the three other most highly compensated executive officers of the Company who served as such at December 31, 2006 (the “Named Executive Officers”), for the fiscal year ended December 31, 2006.

							Change in Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards(1)	Option Awards(1)	Compensation(2)	Earnings	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jeffrey B. Swartz President and Chief Executive Officer	2006	818,750	—	3,808,414	407,989	199,649	—	404,215	5,639,017
Kenneth P. Pucker Executive Vice President and Chief Operating Officer	2006	536,250	—	4,913,619	267,566	151,407	—	94,761	5,963,603
Brian P. McKeon Executive Vice President — Finance and Administration, Chief Financial Officer	2006	412,500	—	772,075	208,980	100,248	—	7,452	1,501,255
Michael J. Harrison Senior Vice President — Worldwide Sales and Marketing	2006	391,035	—	772,075	197,347	79,167	—	6,141	1,445,765
Gary S. Smith Senior Vice President — Supply Chain Management	2006	391,035	—	574,488	157,477	79,167	—	3,629	1,205,796

(1)	Column (e) shows the compensation cost recognized for financial statement reporting purposes for our fiscal year ended December 31, 2006 of stock awards made to Kenneth Pucker under our 2004 Long Term Incentive Program for Kenneth P. Pucker and compensation cost recognized for financial statement reporting purposes for our fiscal year ended December 31, 2006 of stock awards made to the other executives under our 2004 Executive Long Term Incentive Program. Column (f) shows the compensation cost of option awards made under our 1997 Incentive Plan, as amended, recognized for financial statement reporting purposes for our fiscal year ended December 31, 2006. These costs are calculated in accordance with SFAS 123(R), before forfeitures, using the modified prospective application method. Please refer to Note 15 to our consolidated financial statements, entitled “Share-based Compensation,” included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in determining the valuations shown in these columns.

(2)	Column (g) shows the non-equity incentive plan cash bonuses earned by the named executives. For 2006, the Company achieved certain financial goals established pursuant to the Company’s 2006 Short Term Incentive Plan resulting in cash bonuses earned by: Mr. Swartz in the amount of $139,649; Mr. Pucker in the amount of $111,407; Mr. McKeon in the amount of $70,248; and Messrs. Harrison and Smith each in the amount of $54,167. Also in 2006, SmartWool Corporation, a wholly-owned subsidiary of the Company acquired at the end of 2005 achieved a financial goal established pursuant to the Company’s 2006 SmartWool Integration Bonus Program resulting in cash bonuses earned by: Mr. Swartz in the amount of $60,000; Mr. Pucker in the amount of $40,000; Mr. McKeon in the amount of $30,000; and Messrs. Harrison and Smith each in the amount of $25,000. Additional details of the 2006 Short Term Incentive Plan and 2006 SmartWool Integration Bonus Program are located in the Short Term Incentive Plan portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	Column (i) includes all other compensation not reported in any of the other columns including, but not limited to, the aggregate incremental cost to the Company of providing various perquisites and personal benefits during 2006 in excess of reporting thresholds, including: (a) for personal use of the Company aircraft by Jeffrey Swartz, $221,768; (b) for personal use of Company owned automobiles including depreciation, registration fees, insurance and maintenance (tolls, repairs, and fuel) and a portion of the salaries and benefits paid to employee drivers of the automobiles: (i) Jeffrey Swartz, $26,810 for one hundred percent (100%) of the identified automobile costs and $53,274, which was eighty percent (80%) of the employee driver’s salary and benefits attributable to transporting Mr. Swartz, and (ii) Kenneth Pucker, $26,186 for one hundred percent (100%) of the identified automobile costs and $60,860, which was eighty percent (80%) of the employee driver’s salary and benefits attributable to transporting Mr. Pucker; (c) for personal use of administrative assistance services by Jeffrey Swartz totaling $55,722, which is approximately seventy percent (70%) of the salary and benefits attributable to such administrative assistance; and (d) for payment of tax services provided to Jeffrey Swartz by a tax advisor, $38,350. In determining the value of the use of the aircraft, we calculate the aggregate incremental cost to the Company based on the cost of fuel, trip related maintenance and repair, crew travel expenses, navigation fees and smaller variable costs. Since the Company-owned aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft, and the cost of maintenance not related to trips. In determining the value of the personal use of Company owned automobiles and employee drivers, the aggregate incremental cost to the Company for the automobiles includes the total costs described above to own and operate the vehicles and the aggregate incremental cost to the Company of providing employee drivers is the total salary, bonus, and benefits for each driver with eighty percent (80%) of that cost attributable to transporting the named executives and twenty percent (20%) of that cost attributable to Company business. We calculated the aggregate incremental cost to provide administrative assistance services on the same basis as the employee drivers but attributing approximately seventy percent (70%) of that cost to providing administrative assistance services not related to Company business. The aggregate incremental cost to the Company for paying for personal tax services was the invoice amount.

Grants of Plan-Based Awards Table — Fiscal Year 2006

The following table sets forth information for each of the Named Executive Officers as to grants of non-equity and equity incentive plan awards, stock and option awards, the exercise price of option awards and the grant date fair value of stock and option awards made to each of such Named Executive Officers in 2006.

	Grants of Plan Based Awards — Fiscal Year 2006
												All Other		All Other
												Stock Awards:		Option Awards:	Exercise
												Number of		Number of	or Base	Grant Date
			Approval		Estimated Future Payouts Under				Estimated Future Payouts Under Equity			Shares of		Securities	Price of	Fair Value
			Date of		Non-Equity Incentive Plan Awards				Incentive Plan Awards			Stock or		Underlying	Option	of Stock and
Name	Grant Date		Grant		Threshold	Target		Maximum	Threshold	Target	Maximum	Units(#)		Options	Awards	Option Awards
(a)	(b)				($)	($)		($)	($)	($)	($)	(#)		(#)	($/sh)	($)
					(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)

Jeffrey B. Swartz	7/5/2006	(2)	3/1/2006	(1)								173,815	(2)			$4,600,883(2)

	3/1/2006	(3)				$60,000	(3)

	3/1/2006	(4)			$412,500	$825,000		$1,650,000

Kenneth P. Pucker	3/1/2006	(3)				$40,000	(3)

	3/1/2006	(4)			$270,000	$540,000		$1,080,000

	9/30/2006	(5)	9/19/2006	(1)		$2,000,000				$1,000,000

Brian P. McKeon	7/5/2006	(2)	3/1/2006	(1)								49,848	(2)			$1,319,477	(2)

	3/1/2006	(3)				$30,000	(3)

	3/1/2006	(4)			$207,500	$415,000		$830,000

Michael J. Harrison	7/5/2006	(2)	3/1/2006	(1)								49,848	(2)			$1,319,477	(2)

	3/1/2006	(3)				$25,000	(3)

	3/1/2006	(4)			$160,000	$320,000		$640,000

Gary S. Smith	7/5/2006	(2)	3/1/2006	(1)								37,083	(2)			$981,587	(2)

	7/5/2006	(6)	3/1/2006	(1)										40,000	$26.47	$329,816

	3/1/2006	(3)				$25,000	(3)

	3/1/2006	(4)			$160,000	$320,000		$640,000

(1)	This is the date the Management Development and Compensation Committee of our Board of Directors approved the awards.

(2)	Awards granted under The Timberland Company 2004 Executive Long Term Incentive Program, as amended. Additional details, including terms, of this Program are located in the Long Term Incentive Plans portion of the “Compensation Discussion and Analysis” section of this Proxy Statement. The grant date fair value was determined by the number of shares awarded times the closing price of the Company’s Class A Common Stock on the award date ($26.47).

(3)	Awards granted under The Timberland Company 2006 SmartWool Integration Bonus Program. Column (d) shows the actual cash bonus earned by the named executives under this Program.

(4)	Awards granted under The Timberland Company 2006 Short Term Incentive Program. Footnote (2) to the “Summary Compensation Table” section of this Proxy Statement shows the actual cash bonus earned by the named executives under this Program.

(5)	Award granted under The Timberland Company 2006 COO Incentive Program. Additional details, including terms, of this Program are located in the Long Term Incentive Plans portion of the “Compensation Discussion and Analysis” section of this Proxy Statement. This award will not be earned and paid due to Mr. Pucker’s departure from the Company effective March 31, 2007.

(6)	Award granted under The Timberland Company 1997 Incentive Plan, as amended. This stock option’s grant date fair value was determined in accordance with SFAS 123(R).

Option Exercises and Stock Vested Table — Fiscal Year 2006

The following table sets forth information for each of the Named Executive Officers as to options exercised in 2006, the dollar value realized upon exercise, the number of shares of stock that have vested, and the dollar value realized upon the vesting of stock.

	Number of
	Shares		Number of
	Acquired	Value	Shares	Value
	on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)(2)	($)	(#)(2)	($)
(a)	(b)	(c)	(d)	(e)

Jeffrey B. Swartz	0	$0	58,749	$1,724,286
Kenneth P. Pucker	0	$0	16,668	$582,213
Brian P. McKeon	0	$0	11,108	$294,029
Michael J. Harrison	0	$0	11,108	$294,029
Gary S. Smith	120,000	$2,072,644	8,266	$218,801

Outstanding Equity Awards at Fiscal Year Ended December 31, 2006

The following table sets forth information for each of the Named Executive Officers (i) as to each outstanding option award, the total number that were exercisable and unexercisable held at December 31, 2006 (columns (b) and (c)), each option’s exercise price and its expiration date (columns (e) and (f)) and (ii) as to the total number of shares held at December 31, 2006 that were not then vested and the total market value of those shares based on the closing price of the Company’s Class A Common Stock on December 31, 2006 ($31.58) (columns (g) and (h)). The table also sets forth information for Kenneth P. Pucker as to the number of shares and market value of those shares at December 31, 2006, based on the $31.58 closing price, under an equity incentive plan that had not vested and had not been earned at that date (columns (i) and (j)).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
										Awards:
									Equity	Market
									Incentive	or Payout
				Equity					Plan	Value of
				Incentive					Awards:	Unearned
				Plan					Number	Shares,
				Awards:				Market	of Unearned	Units or
	Number of	Number of		Number			Number of	Value of	Shares,	Other
	Securities	Securities		of Securities			Shares or	Shares or	Units or	Rights
	Underlying	Underlying		Underlying			Units of	Units of	Other	That
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights	Have
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	That Have	Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(1)		(#)	($)	Date	(#)(6)	($)	(#)(7)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jeffrey B. Swartz	120,000	0			$28.5000	3/1/2011
	50,000	0			$17.7400	2/28/2012
	45,000	45,000	(2)		$19.4850	3/6/2013
	75,000	75,000	(3)		$31.2900	3/3/2014
							365,952	$11,556,764
Kenneth P. Pucker	80,000	0			$28.5000	3/1/2011
	75,000	0			$17.7400	2/28/2012
	70,000	35,000	(2)		$19.4850	3/6/2013
	45,000	45,000	(3)		$31.2900	3/3/2014
							271,638	$8,578,328
									31,665	$1,000,000
Brian P. McKeon	40,000	0			$28.5000	3/1/2011
	12,500	0			$17.7400	2/28/2012
	30,000	30,000	(2)		$19.4850	3/6/2013
	35,000	35,000	(3)		$31.2900	3/3/2014
							72,064	$2,275,781
Michael J. Harrison	90,000	30,000	(5)		$25.4950	10/28/2013
	13,000	13,000	(3)		$31.2900	3/3/2014
							72,064	$2,275,781
Gary S. Smith	22,500	7,500	(2)		$19.4850	3/6/2013
	20,000	20,000	(3)		$31.2900	3/3/2014
	0	40,000	(4)		$26.4700	7/5/2016
							53,616	$1,693,193

(1)	All of these stock option awards vest at the rate of twenty-five percent (25%) of the total underlying shares on each of the first four anniversaries of the date of grant, except for Mr. Smith’s award of 40,000 stock options granted on July 5, 2006 which has a vest rate of thirty-three and one-third percent (33 1/3%) of the total underlying shares on each of the first three anniversaries of the date of grant.

(2)	All of these stock option awards were granted on March 6, 2003 and the balance of the unexercisable amount shown vested on March 6, 2007.

(3)	All of these stock option awards were granted on March 3, 2004 and one-half of the unexercisable amount shown vested on March 3, 2007 and the other half will vest on March 3, 2008.

(4)	This stock option award was granted on July 5, 2006 and the unexercisable amount shown will vest on July 5, 2009.

(5)	This stock option award was granted on October 28, 2003 and the balance of the unexercisable amount shown will vest on October 28, 2007.

(6)	Shares in this column that had not vested at December 31, 2006 for each of the Named Executive Officers will vest as follows: (i) Mr. Swartz, 57,319 shares vested on March 3, 2007; 38,749 shares and 38,750 shares will vest on July 5, 2007 and July 5, 2008, respectively; 57,319 shares will vest on March 3, 2008; and 173,815 shares will vest on July 5, 2009; (ii) Mr. Pucker, 35,819 shares vested on March 3, 2007; 200,000 shares vested on March 31, 2007; and 35,819 shares may have vested on March 3, 2008 but will not due to Mr. Pucker’s departure from the Company effective March 31, 2007; (iii) Mr. McKeon, 11,108 shares may have vested on each of July 5, 2007 and July 5, 2008, respectively, as well as 49,848 shares on July 5, 2009, but will not due to Mr. McKeon’s departure from the Company effective March 31, 2007; (iv) Mr. Harrison, 11,108 shares will vest on each of July 5, 2007 and July 5, 2008, respectively, and 49,848 shares will vest on July 5, 2009; and (v) Mr. Smith, 8,266 and 8,267 shares will vest on each of July 5, 2007 and July 5, 2008, respectively, and 37,083 shares will vest on July 5, 2009.

(7)	If earned, this equity incentive plan award would have vested on September 28, 2007, but will not due to Mr. Pucker’s departure from the Company effective March 31, 2007.

Nonqualified Deferred Compensation Plan

The information in this table relates to our Deferred Compensation Plan which permits our executives, members of our Board of Directors, and most of our salaried employees to defer salary, bonuses, fees, commissions and refunds of 401(k) plan contributions. Participants in this Plan may defer up to that amount of the compensation described which leaves an amount necessary for current payments such as FICA (including Medicare), income taxes and employee benefit plan withholding requirements. Each eligible participant is required to make deferral elections prior to earning the amounts subject to the deferral elections. Each participant designates a percentage of the deferred amounts to be deemed invested in money market, bond and equity funds which measure the notional or hypothetical investment return on deferred amounts. Participants will receive their cash balance, including any investment gains or losses, upon retirement, termination of employment or at certain other times, including at scheduled withdrawal dates, in a lump-sum or in installments, as previously elected by the participant. A participant may extend a scheduled withdrawal date provided the extension occurs at least twelve (12) months prior to a scheduled withdrawal date and defers the payment date by at least five (5) years.

	Non-Qualified Deferred Compensation
					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings	Withdrawals/	December 31,
	2006	2006	in 2006	Distributions	2006
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)(1)	(e)	(f)(1)

Jeffrey B. Swartz	—	—	—	—	—
Kenneth P. Pucker	—	—	—	—	—
Brian P. McKeon	—	—	11,963	—	79,544
Michael J. Harrison	11,731	—	1,141	—	12,872
Gary S. Smith	78,207	—	11,698	—	304,388

(1)	Amounts in column (b) are included in amounts reported in the Summary Compensation Table. Amounts in column (d) are not included in amounts reported in the Summary Compensation Table. Amounts in column (f) include each executive’s aggregate contribution to our Deferred Compensation Plan which have been reported as compensation to the executive in the Summary Compensation Table for prior years, but any earnings on such contributions which are included in column (f) have not been reported as compensation to the executive in prior years Summary Compensation Tables.

Potential Payments Upon Termination of Employment and Potential Payments Upon a Change-In-Control

We describe below any contract, agreement, plan or arrangement, written or unwritten, that provides for payment to a named executive officer at, following, or in connection with any termination of employment (including death or disability) or in connection with a change in control of the Company. Some of our plans, as discussed below, accelerate the vesting of option, restricted stock and unrestricted stock awards and require payment of other amounts upon certain termination of employment events or change in control. The Change of Control Severance Agreement described below accelerates the vesting of option awards upon a change in control and requires payment of salary, bonus and other amounts upon certain termination of employment events following a change in control. For potential payments to each of the named executive officers at December 31, 2006 related to a change of control pursuant to the Change of Control Severance Agreement, our 1997 Incentive Plan, and 2006 COO Incentive Program, refer to the table below under the heading Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2006. For potential payments to each of the named executive officers at December 31, 2006 related to other termination of employment, death or disability pursuant to our 1997 Incentive Plan, the 2006 COO Incentive Program, and the terms of stock option and restricted stock award agreements made under the 1997 Incentive Plan, refer to the discussion below under the heading Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2006.

Stock Options

We have granted stock options to certain of our employees under our 1997 Incentive Plan, as amended. Certain change of control provisions within this Plan may apply to all stock option recipients. In addition, as described below under Change of Control Severance Agreements, stock options held by executives who have a Change in Control Severance Agreement will immediately vest upon a change of control of the Company unless the administrator of our 1997 Incentive Plan provides for the assumption of such stock options by the acquiror or provides for a substitute or replacement award. The terms of all stock option awards provide for the immediate vesting of all such options upon the death of the holder. For potential payments to each of the named executive officers at December 31, 2006 related to stock options, refer to the table below under the heading Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2006 and the discussion below under the heading Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2006.

Restricted Stock

We have granted restricted stock subject to agreements and created incentive plans with restricted stock award opportunities for Jeffrey B. Swartz, Kenneth P. Pucker, Brian P. McKeon, Gary S. Smith, Michael J. Harrison and other executives under our 1997 Incentive Plan, as amended. The terms of such restricted stock agreements and incentive plans provide for the full or partial vesting of restricted shares if the executive’s employment is terminated in certain circumstances defined in the agreements or plans which constitute termination without Cause, voluntary termination for Good Reason, disability, death or change in control. For potential payments to each of the named executive officers at December 31, 2006 related to restricted stock, refer to the table below under the heading Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2006 and the discussion below under the heading Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2006.

Cash Severance

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us which might have specified a cash severance amount. While the Company has a severance policy, amounts that may be paid as cash severance to an executive officer upon certain termination of employment events is not calculable because various factors will impact the amount of cash severance that the Company is willing to pay, if any, and the amount that the executive officer is willing to accept.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan. All of our executive officers participated in our 401(k) plan during fiscal 2006 and received matching contributions.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution plans. We do offer a deferred compensation plan to our executives and most of our U.S. based salaried employees under our Deferred Compensation Plan. Under this Plan, participants may defer salary, bonuses, fees, commissions and refunds of 401(k) plan contributions. Participants will receive their cash balance, including any investment gains or losses, upon retirement, termination of employment or at certain other times in a lump-sum or in instalments, as previously elected by the participant.

Unrestricted Stock and Cash

We established The Timberland Company 2006 COO Incentive Program for our Chief Operating Officer with an unrestricted stock and cash award opportunity. The terms of this program provide for the full vesting of the unrestricted stock and cash award if the executive’s employment is terminated without Cause or for Good Reason (as those terms are defined in that program), or upon death or disability. For potential payments to Kenneth P. Pucker at December 31, 2006 related to unrestricted stock and cash, refer to the table below under the heading Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2006 and the discussion below under the heading Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2006.

Other Post-Employment Payments

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us. We do not provide post-employment health coverage or other benefits, except in connection with the Change of Control Severance Agreements we have entered into with our executive officers and other key employees, details of which are included below under the heading “Change of Control Severance Agreements.” Accrued vacation days are paid in cash to all employees upon termination of employment.

Change of Control Severance Agreements

We have entered into a Change of Control Severance Agreement with each of the named executive officers, Jeffrey B. Swartz, Kenneth P. Pucker, Brian P. McKeon, Gary S. Smith and Michael J. Harrison. The Change of Control Severance Agreements for each of the named executive officers are identical. The form of the agreement has been filed on Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Change of Control Severance Agreements generally provide that, if within 24 months following a change in control the executive officer’s employment is terminated for reasons other than for “Cause” (as defined in the Change of Control Severance Agreement) or by the executive for “Good Reason” (as defined in the Change of Control Severance Agreement), we will make a lump sum cash payment to the executive officer equal to two times the sum of the executive officer’s annual base salary in effect at the date of termination and the average of the annual bonuses earned by the executive under our Short Term Incentive Plan over the last three fiscal years, and for a period of 24 months following the date of termination the executive will also receive medical, dental, disability, life insurance and automobile benefits in effect at the time of termination. If the executive officer voluntarily terminates employment during the thirteenth full month following a change in control, then the executive will receive a lump sum cash payment from us equal to fifty percent of the salary and bonus amounts described above and 12 months of the other benefits described above. In the event that any payment or benefit made to an executive under the Change of Control Severance Agreement will be subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the Company will make an additional lump sum cash payment to the executive to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999. In addition, in the event of a change of control pursuant to the Change of Control Severance Agreement and the 1997 Incentive Plan, as amended, any stock option held by the executive will become immediately exercisable, unless pursuant to the 1997 Incentive Plan the plan administrator provides for the assumption of the award by the acquiror or a substitute or replacement award. Additionally, restricted stock held by the executive will become immediately vested in the event of a change of control as provided under the 1997 Incentive Plan, unless pursuant to that Plan the plan administrator provides for the assumption of the award by the acquiror or a substitute or replacement award. In each case, the stock options and restricted stock will, subject only to the plan administrator’s exercise of its authority described above, become immediately exercisable or vested whether or not the executive’s employment is also terminated in connection with the change of control. If the executive voluntarily terminates employment during the thirteenth month following a change of control and receives the payment and benefits described, the executive agrees not to compete with the Company for a period of six months. The agreement calls for us to require that the agreements will be assumed by any of our successors.

Had a change in control transaction occurred on December 31, 2006, and had the named executive officers’ employment been terminated on December 31, 2006 without “Cause” or for “Good Reason”, as those terms are defined in the Change of Control Severance Agreement, the named executive officers would have been eligible to receive the payments set forth in the columns under the heading “Within 24 Months of a Change in Control” in the table below. Assuming a change in control transaction occurred thirteen months earlier, and the named executive officers voluntarily terminated their employment at December 31, 2006 for other than “Good Reason”, as that term is defined in the Change of Control Severance Agreement, the officers would have been eligible to receive the payments set forth in the columns under the heading “During the 13th Month Following a Change in Control” in the table below.

Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2006

	Within 24 Months of a Change in Control					During the 13th Month Following a Change in Control
		Excise		Option			Excise		Option
	Salary &	Tax and		and		Salary &	Tax and		and
	Bonus	Gross Up	Benefits	Stock	Total	Bonus	Gross Up	Benefits	Stock	Total
Name	($)	($)	($)(1)	Awards(2)	($)	($)	($)	($)(1)	Awards(3)	($)

Jeffrey B. Swartz	4,406,118	0	83,170	3,268,901	7,758,189	2,203,059	0	57,540	2,038,776	4,299,375
Kenneth P. Pucker	5,981,340	0	89,140	966,332	7,036,812	1,490,670	0	59,608	2,713,002	4,263,280
Brian P. McKeon	2,272,752	0	41,572	821,788	3,136,112	1,136,376	0	35,572	497,575	1,669,523
Michael J. Harrison	1,508,292	815,562	41,301	834,972	3,200,127	754,146	0	35,301	495,664	1,285,111
Gary S. Smith	1,865,593	884,185	41,301	694,765	3,485,844	932,797	0	35,301	321,533	1,289,631

(1)	Consists of medical, dental, disability, life insurance and automobile benefits. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2006 and is valued based on the premiums in effect on December 31, 2006 for 24 months and 12 months of continued coverage. For Messrs. McKeon, Smith and Harrison the annual automobile allowance in effect on December 31, 2006 for each of them was $6,000.

(2)	This column lists the value of options and restricted stock awards that may be provided to our named executive officers upon termination of employment following a change of control transaction, calculated pursuant to Section 280G of the Internal Revenue Code. The calculations assume a change of control occurred December 31, 2006, that the named executive officer terminated employment on that date, and the options and stock immediately vested and were cashed out. The Change of Control Severance Agreement provides that options awarded to executive officers under the 1997 Incentive Plan, as amended, become immediately exercisable (i.e., vest), subject to the terms of the Plan. The Plan provides that unvested restricted stock may vest upon a change of control. The acceleration of these vesting rights contingent upon a change of control constitutes a payment. Accordingly, the value of the accelerated vesting of the options and restricted stock listed in this column is calculated in accordance with Section 280G of the Internal Revenue Code, using the closing price of the Company’s Class A Common Stock on December 31, 2006 ($31.58).

(3)	This column lists the value of options and restricted stock awards that may be provided to our named executive officers who terminate employment during the 13th month following a change of control transaction, calculated pursuant to Section 280G of the Internal Revenue Code. The calculations assume that the named executive officers became vested in their outstanding unvested options and restricted stock awards due to a change of control transaction occurring on November 1, 2005. The acceleration of vesting rights contingent upon a change of control constitutes a payment. Accordingly, the value of the accelerated vesting of the options and restricted stock listed in this column is calculated in accordance with Section 280G of the Internal Revenue Code, using the closing price of the Company’s Class A Common Stock on November 1, 2005 ($29.36).

Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2006

1997 Incentive Plan — Stock Option Agreements

All outstanding stock options vest upon death and become exercisable by the estate of the option holder. Assuming immediate exercise and sale of the vested and previously unvested and in the money stock options upon death on December 31, 2006, the value that would have been recognized by each of the named executive officer’s estates would be: Jeffrey B. Swartz, 410,000 shares with a value of $2,193,650; Kenneth P. Pucker, 350,000 shares with a value of $2,580,475; Brian P. McKeon, 182,500 shares with a value of $1,042,200; Michael J. Harrison, 146,000 shares with a value of $737,740; and Gary S. Smith, 110,000 shares with a value of $578,850. The closing price of the Company’s Class A Common Stock on December 31, 2006 was $31.58.

1997 Incentive Plan — Restricted Stock Award Agreements

All outstanding restricted stock award agreements contain terms providing for the full or partial vesting of the restricted stock upon termination of employment without Cause or for Good Reason (as those terms are defined in those agreements), and upon death or disability. Assuming termination of employment without Cause or for Good Reason on December 31, 2006, the value that would have been recognized by each of the named executive officer’s would be: Jeffrey B. Swartz, 154,923 shares with a value of $4,892,468; Kenneth P. Pucker, 271,638 shares with a value of $8,578,328; Brian P. McKeon, 11,551 shares with a value of $364,781; Michael J. Harrison, 11,551 shares with a value of $364,781; and Gary S. Smith, 8,594 shares with a value of $271,399. Assuming termination of employment upon death or disability on December 31, 2006, the value that would have been recognized by each of the named executive officer’s would be: Jeffrey B. Swartz, 365,952 shares with a value of $11,556,764; Kenneth P. Pucker, 271,638 shares with a value of $8,578,328; Brian P. McKeon, 72,064 shares with a value of $2,275,781; Michael J. Harrison, 72,064 shares with a value of $2,275,781; and Gary S. Smith, 53,616 shares with a value of $1,693,193. The closing price of the Company’s Class A Common Stock on December 31, 2006 was $31.58.

1997 Incentive Plan — 2006 COO Incentive Program

This incentive program for our former Chief Operating Officer provided for the full vesting of the unrestricted stock and cash award opportunity upon termination of employment without Cause or for Good Reason (as those terms are defined in that program), or upon death or disability. Assuming termination of employment upon the occurrence of any of these events on December 31, 2006, the value that would have been recognized by Kenneth P. Pucker was a cash payment of $2,000,000 and issuance of unrestricted shares worth $1,000,000.

Equity Compensation Plan Information

Number of Securities
Remaining
	Number of Securities		Available for Future
	to be Issued	Weighted-Average	Issuance under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,253,794	$27.07	1,008,990	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,253,794	$27.07	1,008,990

(1)	Excludes an award of $1.0 million of nonvested share grants of Class A Common Stock under the Company’s 1997 Plan approved by the Board of Directors in September 2006. The nonvested shares may be issued in 2007 based on the achievement of a revenue target over a twelve month measurement period from September 30, 2006 through September 28, 2007. The number of shares to be issued will be determined by the share price on the issuance date. All of these shares are subject to restrictions on sale and transferability, a risk of forfeiture and certain other terms and conditions. This award will not be earned and paid due to Mr. Pucker’s departure from the Company effective March 31, 2007.

Excludes an award of $0.5 million of nonvested share grants of Class A Common Stock under the Company’s 1997 Plan in March 2006. The nonvested shares may be issued in July 2007 based on the achievement of certain performance targets over a twelve month measurement period from January 1, 2006 through December 31, 2006. The number of shares to be issued will be determined by the share price on the issuance date. These shares will cliff vest one year from the date of issuance. All of these shares are subject to restrictions on sale and transferability, a risk of forfeiture and certain other terms and conditions.

Excludes an award approved in 2004 by our Board of Directors of nonvested share grants of Class A Common Stock under the Company’s 1997 Plan based on achieving certain performance targets for the periods occurring between January 1, 2004 through December 31, 2006. Based on the achievement of 2006 performance targets, $1.2 million of nonvested shares will be issued on July 10, 2007. The number of shares to be issued will be determined by the share price on the issuance date. These shares will fully vest three years from the issuance date. All of these shares are subject to restrictions on sale and transferability, a risk of forfeiture and certain other terms and conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) persons known to the Company to be beneficial owners of 5% or more of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each director, nominee for director and Named Executive Officer, and (iii) all directors and executive officers as a group, as of the close of business on February 13, 2007:

	Shares Owned Beneficially(11)
	Class A				Class B
Name and Address of Beneficial Owner(1)	Number(2)		Percent(3)		Number		Percent(3)

Judith H. Swartz and Robert N. Shapiro, as Trustees of The Sidney W. Swartz 1982 Family Trust(10)	278,204			*	3,220,612		27.4
Sidney W. Swartz(10)	729,812		1.5		8,275,184		70.5
Harris Associates L.P.(4)	4,300,600		8.5		—		—
FMR Corp.(5)	4,140,450		8.2		—		—
Eubel Brady & Suttman Asset Management, Inc.(6)	4,001,098		7.9		—		—
MetLife Advisers, LLC(7)	3,754,141		7.4		—		—
Royce & Associates, LLC(8)	3,135,735		6.2		—		—
Jeffrey B. Swartz(10)	1,573,783	(9)	3.1		247,864	(9)	2.1
Kenneth P. Pucker	454,897			*	—		—
Brian P. McKeon	200,424			*	—		—
Michael J. Harrison	190,838			*	—		—
Gary S. Smith	125,488			*	—		—
Virginia H. Kent	75,208			*	—		—
John A. Fitzsimmons	65,246			*	—		—
Ian W. Diery	55,246			*	—		—
Bill Shore	38,406			*	—		—
Irene M. Esteves	25,991			*	—		—
Kenneth T. Lombard	6,362			*	—		—
Edward W. Moneypenny	6,362			*	—		—
Peter R. Moore	6,362			*	—		—
Terdema L. Ussery, II	6,362			*	—		—
All directors and executive officers as a group (19 persons)	4,600,285		8.9		11,743,660		100

*	Does not exceed 1% of the class

(1)	Address, unless otherwise noted: c/o The Timberland Company, 200 Domain Drive, Stratham, NH 03885.

(2)	Amounts include shares issuable upon the exercise of stock options which are either currently exercisable or will become exercisable on or before April 14, 2007, as follows: Mr. Diery, 55,246; Ms. Esteves, 25,991; Mr. Fitzsimmons, 65,246; Mr. Harrison, 109,500; Ms. Kent, 75,208; Mr. Lombard, 6,362; Mr. McKeon, 122,500; Mr. Moneypenny, 6,362; Mr. Moore, 6,362; Mr. Pucker, 182,500; Mr. Shore, 38,406; Mr. Smith, 60,000; Mr. Jeffrey Swartz, 372,500; Mr. Ussery, 6,362; and all executive officers and directors as a group, 1,520,536. Amounts also include the unvested shares awarded pursuant to prior years’ restricted stock awards to Mr. Jeffrey Swartz, 365,952; Mr. Pucker, 271,638; Mr. McKeon, 72,064; Mr. Harrison, 72,064; and Mr. Smith, 53,616.

(3)	Percentages are calculated on the basis of the amount of outstanding shares of common stock of such class plus, for each person or group, any shares such person or group has the right to acquire on or prior to April 14, 2007.

(4)	Harris Associates L.P. by reason of its investment adviser status to and other relationships with Harris Associates Inc. is deemed to be the beneficial owner of 4,300,600 shares of Class A Common Stock of the Company owned by Harris Associates Inc. Address: Two North LaSalle Street, Suite 500, Chicago, Illinois 60602. Beneficial ownership as of December 31, 2006 based on a Schedule 13G dated February 14, 2007.

(5)	FMR Corp. is the parent holding company of Fidelity Management & Research Company, a registered investment adviser to Fidelity Low Priced Stock Fund which held 3,467,300 shares of Class A Common Stock. Edward C. Johnson 3d and members of his family are a controlling group of FMR Corp. Address: 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership as of December 31, 2006 based on a Schedule 13G dated February 14, 2007.

(6)	Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgrieve as a result of their ownership in and positions with Eubel Brady & Suttman Asset Management, Inc. (“EBS”) and other affiliated entities are deemed to be indirect beneficial owners of 4,001,098 shares of Class A Common Stock of the Company held by EBS and one of its affiliated entities. Address: 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459. Beneficial ownership as of December 31, 2006 based on a Schedule 13G/A dated February 14, 2007.

(7)	Metlife Advisers, LLC is an investment adviser to Metropolitan Series Fund, Inc. which has the right to receive dividends from and the proceeds from the sale of 3,754,141 shares of Class A Common Stock. Address: 501 Boylston Street, Boston, Massachusetts. Beneficial ownership as of December 31, 2006 based on a Schedule 13G dated February 14, 2007.

(8)	Address: 1414 Avenue of the Americas, New York, New York 10019. Beneficial ownership as of December 31, 2006 based on a Schedule 13G/A dated January 25, 2007.

(9)	Amount includes 31,200 shares of Class A Common Stock and 183,484 shares of Class B Common Stock held by Mr. Jeffrey Swartz as custodian for minor children, 87,204 shares of Class A Common Stock held by Mr. Swartz’s spouse, and 278,204 shares of Class A Common Stock held in trust for the benefit of Mr. Swartz.

(10)	Sidney Swartz, his children and grandchildren beneficially own all of the Class B Common Stock. As of February 13, 2007, Sidney Swartz, The Sidney W. Swartz 1982 Family Trust, a trust for the benefit of his family (the “Family Trust”), and the Swartz Foundation, held, in the aggregate, approximately 70.1% of the combined voting power of the Company’s capital stock, and the Family Trust held less than 1% of the Class A Common Stock. By virtue of this stock ownership, Sidney Swartz may be deemed to be a “control person” of the Company within the meaning of the rules and regulations under the Securities Act of 1933, as amended, and the Family Trust influences the election of Mr. Diery, Ms. Esteves and Mr. Fitzsimmons. Jeffrey Swartz, the Company’s President and Chief Executive Officer, is one of the beneficiaries of the Family Trust.

(11)	Shares and options held or acquired prior to the Company’s 2-for-1 stock split on May 2, 2005 have been adjusted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

The legal department is primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our shareholders or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, the Company’s legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. In addition, our internal audit department conducts an annual review of the Company’s charitable contributions and submits a written request annually to all executive officers’ assistants regarding executive compensation, perquisites and related person transactions, responses to which are shared with the legal department. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethics, may be anonymously reported by employees through the Company’s Integrity Line and may be subsequently obtained by our general counsel. A copy of our Code of Ethics is posted on the corporate governance section of our website at www.timberland.com/investorRelations/index.jsp.

If a related person transaction is identified by the legal department as one which must be reported in the Company’s Proxy Statement pursuant to applicable Securities and Exchange Commission regulations, our Governance and Nominating Committee is ultimately responsible for reviewing and approving or ratifying any such related person transactions. In evaluating related person transactions, our Governance and Nominating Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board of Directors and as individual directors. The Governance and Nominating Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company. Based on information provided by the directors, executive officers, and the legal and internal audit departments, there were no related person transactions since the beginning of the Company’s 2006 fiscal year to be reported in this Proxy Statement under applicable Securities and Exchange Commission regulations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Management Development and Compensation Committee of the Board of Directors are John A. Fitzsimmons, Chair, Irene M. Esteves, Virginia H. Kent and Kenneth T. Lombard.

FINANCIAL AND OTHER INFORMATION

The Company mailed its 2006 Annual Report and Form 10-K to its stockholders on or about April 13, 2007. The combined 2006 Annual Report and Form 10-K includes audited financial statements, and other business information and is incorporated herein by reference.

To obtain a free copy of the Company’s combined Annual Report and Form 10-K for the fiscal year ended December 31, 2006, which Form 10-K was filed by the Company with the Securities and Exchange Commission, contact the Investor Relations Department, The Timberland Company, 200 Domain Drive, Stratham, New Hampshire 03885 (telephone: (603) 773-1212).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The securities laws of the United States require the Company’s directors, its executive officers and any persons holding more than 10% of the Class A Common Stock to report their ownership of Class A Common Stock and any changes in that ownership to the Securities and Exchange Commission. All such persons satisfied these filing requirements during and with respect to fiscal year 2006, except that the Company inadvertently failed to file on a timely basis one report on Form 4 for each of Danette Wineberg and John Crimmins reporting for each the annual grant of stock options. In making this disclosure, the Company has relied solely on written representations furnished to the Company by its directors, its executive officers and persons who previously held more than 10% of the Class A Common Stock, and copies of the reports that these persons have filed with the Securities and Exchange Commission.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, the persons appointed as proxies in the enclosed proxy intend to vote such proxy in accordance with their judgment on any such matters.

STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the 2008 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than February 27, 2008 to be presented at that Annual Meeting. Any proposal received after such date will be untimely and will not be considered at the 2008 Annual Meeting of Stockholders. To be eligible for inclusion in next year’s Proxy Statement, the Secretary of the Company must receive stockholder proposals no later than December 14, 2007. In addition to these mailing requirements, stockholder proposals also must be in compliance with applicable Securities and Exchange Commission regulations.

Appendix A

THE TIMBERLAND COMPANY
2007 INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares.  Subject to Section 7(b), a maximum of 4,000,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of: (1) shares of Stock withheld by the Company in payment of the exercise price of the Award, (2) shares of Stock withheld in satisfaction of tax withholding requirements with respect to the Award, (3) shares of Restricted Stock that are forfeited to the Company, (4) shares of Stock subject to an Award, where cash is delivered to a Participant in lieu of such shares, and (5) shares of Stock remaining under an Award that terminates without having been exercised in full (in the case of an Award required exercise by a Participant for delivery of shares of Stock). To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits.  The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 1,000,000. The maximum number of shares subject to other Awards granted to any person in any calendar year will be 1,000,000. The maximum amount payable to any person in any year under Cash Awards will be $6,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration Statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan.  No Awards may be made after February 27, 2017, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other non-transferable Awards requiring exercise) may be exercised only by the Participant. To the extent provided in the immediately preceding sentence, the Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc.  The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Administrator expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including but not limited to death) of the Participant’s employment or other service relationship with the Company and its Affiliates. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

(5) Taxes.  The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

(7) Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m).  This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m), other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific

Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2012 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m), unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the delivery of such Stock shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A.  Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law.  Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise.  Unless the Administrator provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of the New York Stock Exchange. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term.  Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc.  Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards.  If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the requirements of Section 409A.

(3) Acceleration of Certain Awards.  If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, mirror the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction.  Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations.  Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Change in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”:  The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply but any such change shall not be effective for twelve (12) months.

“Award”:  Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”:  The Board of Directors of the Company.

“Cash Award”:  An Award denominated in cash.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”:  The Management Development and Compensation Committee of the Board.

“Company”:  The Timberland Company.

“Covered Transaction”:  Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”:  A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; gross margin; inventory levels or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; or other objective operating contributions; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or other transactions that involve a change in the equity ownership of the Company. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”:  The Timberland Company 2007 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”:  Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”:  A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Section 409A”:  Section 409A of the Code.

“Section 422”:  Section 422 of the Code.

“Section 162(m)”:  Section 162(m) of the Code.

“SAR”:  A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Stock”:  Common Stock of the Company, par value $.01 per share.

“Stock Option”:  An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”:  An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.

0002CS-13881

PROXY
THE TIMBERLAND COMPANY
ANNUAL MEETING OF STOCKHOLDERS—MAY 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Sidney W. Swartz and Jeffrey B. Swartz, and each of them, as attorneys and proxies, with the power of substitution, to represent and vote at the Annual Meeting of Stockholders of The Timberland Company (the “Company”) and at any adjournments thereof, all shares of the Company’s Class A Common Stock which the undersigned could vote if present, in such manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth on the reverse side of this proxy as directed by the undersigned. The Annual Meeting will be held on Thursday, May 17, 2007, at 9:00 a.m., at the Hyatt Regency Boston, One Avenue de Lafayette, Boston, Massachusetts 02111.
A stockholder is entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held of record at the close of business on March 22, 2007. The holders of Class A Common Stock will vote separately as a class to elect three nominees for director, Ian W. Diery, Irene M. Esteves and John A. Fitzsimmons, and the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class to elect eight nominees for director, Sidney W. Swartz, Jeffrey B. Swartz, Virginia H. Kent, Kenneth T. Lombard, Edward W. Moneypenny, Peter R. Moore, Bill Shore and Terdema L. Ussery, II.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO FIX THE NUMBER OF DIRECTORS AT ELEVEN, TO ELECT ALL ELEVEN NOMINEES AND TO APPROVE THE COMPANY’S 2007 INCENTIVE PLAN. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
   Annual Meeting Proxy Card
   A. Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	To fix the number of directors at eleven for the coming year, subject to further action by the Board of Directors as provided in the Company’s By-Laws, and to elect the following nominees:

	For	Withhold		For	Withhold		For	Withhold

01 – Sidney W. Swartz	☐	☐	02 – Jeffrey B. Swartz	☐	☐	03 – Ian W. Diery	☐	☐

04 – Irene M. Esteves	☐	☐	05 – John A. Fitzsimmons	☐	☐	06 – Virginia H. Kent	☐	☐

07 – Kenneth T. Lombard	☐	☐	08 – Edward W. Moneypenny	☐	☐	09 – Peter R. Moore	☐	☐

10 – Bill Shore	☐	☐	11 – Terdema L. Ussery, II	☐	☐

	For	Against	Abstain
2. Approval of The Timberland Company 2007 Incentive Plan.	☐	☐	☐
   B. Non-Voting Items

Change of Address–Please print your new address below.	Comments–Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign here personally, exactly as your name is printed on your stock certificate. If the stock certificate is registered in more than one name, each joint owner or each fiduciary should sign personally. Only authorized officers should sign for a corporation.

Date (mm/dd/yyyy)	___/___/____	Signature 1: Please keep signature within the box.

Date (mm/dd/yyyy)	___/___/____	Signature 2: Please keep signature within the box.